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                            STOCK PURCHASE AGREEMENT

   This Stock Purchase Agreement is dated as of February 9, 1994, between Tesoro Petroleum Corporation ("Tesoro") and MetLife Security Insurance Company of Louisiana ("MetLife Louisiana").

   WHEREAS, Tesoro and MetLife Louisiana have entered into an Amended and Restated Memorandum of Understanding dated as of December 14, 1993 (the "Amended Memorandum of Understanding"), which contemplates, among other things that all dividend arrearages accrued on Tesoro's $2.20 Cumulative Convertible Preferred Stock (the "Preferred Stock") would be satisfied and that Tesoro would issue to MetLife Louisiana 1,900,075 shares (the "Shares") of Common Stock of Tesoro;

   WHEREAS, to facilitate the consummation of certain transactions contemplated by the Amended Memorandum of Understanding, Tesoro and MetLife Louisiana desire to enter into this Agreement;

   NOW, THEREFORE, it is agreed as follows:

   1. Upon and subject to the terms and conditions contained herein, MetLife Louisiana agrees to purchase from Tesoro the Shares for an aggregate purchase price of $21,243,750.

   2. Tesoro represents to MetLife Louisiana that at the time of issuance of the Shares, the Shares will be duly authorized, validly issued, fully paid and non-assessable and will be listed for trading on the New York Stock Exchange.

   3. Tesoro represents that its Board of Directors has declared the payment of all accrued and unpaid dividends on the Preferred Stock through February 15, 1994, payable on February 15, 1994, in an amount equal to $21,346,875.

   4. Tesoro shall issue the Shares to MetLife Louisiana on February 9, 1994. MetLife Louisiana shall pay for the purchase price for the Shares by assigning to Tesoro MetLife Louisiana's right to receive $21,243,750 of the dividend on the Preferred Stock payable to MetLife Louisiana on February 15, 1994.

METLIFE SECURITY INSURANCE            TESORO PETROLEUM CORPORATION
COMPANY OF LOUISIANA




By /s/ James S. Russell               By /s/ Bruce A. Smith
   -------------------------             --------------------------
   James S. Russell                      Bruce A. Smith
   Vice-President and Treasurer          Executive Vice-President
                                           and Chief Financial
                                           Officer